                                                                   EXHIBIT 10.11


                           THE GULFSTAR GROUP, INC.
                            3850 NATIONSBANK CENTER
                             700 LOUISIANA STREET
                          HOUSTON, TEXAS  77002-2731

TELEPHONE                                                       TELECOPIER
(713) 238-4900                                                  (713) 238-4999

                                April 24, 1997



CONFIDENTIAL
------------

Mr. Richard O. Looney
President
Litigation Resources of America, Inc.
650 First City Tower
1001 Fannin
Houston, Texas  77002

Dear Mr. Looney:

     The GulfStar Group, Inc. ("GulfStar") welcomes the opportunity to provide merger and acquisition advisory services to Litigation Resources of America, Inc. ("LRA" or the "Company") in its purchase of the stock, assets or business of companies that provide litigation support services (each such transaction referred to as an "Acquisition").

     Set forth below are (i) the services GulfStar will perform in the course of this assignment, (ii) the total fees and expenses payable to GulfStar in exchange for those services and (iii) general terms and conditions of the engagement.

I.   SERVICES TO BE PROVIDED BY GULFSTAR

     During the course of the assignment, we will perform the following private placement services on behalf of the Company:

     . GulfStar will assist the Company in determining an appropriate value and structure for each acquisition.

     . We will also assist in the negotiation of the attendant letters of intent and in the subsequent due diligence process.

     . If satisfactory terms are agreed upon, GulfStar will serve as the Company's financial advisor throughout the process of drafting and negotiating the necessary definitive purchase agreements.

     . If GulfStar is requested to provide other services (e.g. debt placement services, equity placement services, etc.) such assignments and fees will be negotiated separately on mutually agreeable terms.

Mr. Richard O. Looney
April 24, 1997
Page 2 of 4


II.  FEE AND EXPENSE ARRANGEMENTS

     The professional fees and expense reimbursements payable to GulfStar with respect to this assignment are set forth below:

     . GulfStar shall be paid a merger and acquisition advisory fee equal to 1.0% of the total amount of consideration paid in each Acquisition ("M&A Advisory Fee"). Such fee shall be payable in cash upon the successful completion of the Acquisition as contemplated herein. For purposes of calculating the M&A Advisory Fee, consideration is hereby understood to include cash, stock, long-term debt assumed, earnouts, contingent payments and seller financing.

     . GulfStar shall be reimbursed on a periodic basis for our direct out-of-pocket expenses reasonably incurred in connection with this assignment. In connection with the foregoing, GulfStar shall furnish the Company written documentation of all out-of-pocket expenses that it has incurred together with such other information that is reasonably necessary to satisfy then applicable expense deduction reporting requirements of the Internal Revenue Service.

III. GENERAL TERMS AND CONDITIONS

     A.  DEFINITION OF LITIGATION RESOURCES OF AMERICA, INC.

         The terms "Looney" and the "Company", as employed herein, are understood to include Litigation Resources of America, Inc. and all of its subsidiaries, divisions, and affiliated companies.


     B.  TERMS OF ENGAGEMENT

         GulfStar will have the exclusive right, for an initial period of 180 days following the execution date, to serve as LRA's investment banking representative with respect to the matters set forth herein. Upon expiration of 180 days, the engagement shall be automatically extended unless terminated in writing by either GulfStar or Looney. Further, any entity contacted during the course of this assignment will be deemed to be an interested party ("Interested Party"). The Interested Parties will be identified by us in writing upon the earlier of the termination or successful consummation of this assignment. Should this assignment be terminated prior to the completion of the transaction(s) contemplated hereby, and should the Company subsequently complete such transaction(s) with an Interested Party within a 12 month period

Mr. Richard O. Looney
April 24, 1997
Page 3 of 4


         following such termination, then GulfStar shall be due full compensation under II with respect to the participation of any Interested Parties in such transaction(s).

     C.  INDEMNIFICATION

         LRA agrees to indemnify and hold GulfStar (and each of its partners, officers and employees) harmless against any losses, claims, damages or liabilities which GulfStar may be subject to in connection with services performed in its capacity as advisor as described in this engagement letter and to periodically reimburse GulfStar for any legal and other expenses reasonably incurred by GulfStar in connection with investigating or defending any action or claim in connection therewith, provided however, that LRA shall not be obligated under the foregoing indemnity agreement with respect to any loss, claim, damage or liability (or action in connection therewith) to the extent that a court of competent jurisdiction shall have determined by final judgment that such loss, claim, damage or liability resulted from the willful misfeasance or gross neglect of GulfStar, and provided further that if LRA assumes the defense of GulfStar then LRA shall not be obligated to pay any legal fees or expenses thereafter incurred by GulfStar, so long as there are no conflicting legal defenses or interests between LRA and GulfStar. LRA shall not be liable for any action settled without its consent. The indemnification and reimbursement provided to GulfStar hereunder shall be applicable whether or not negligence of GulfStar is alleged or proven.

     D.  LACK OF INDEPENDENT VERIFICATION

         During the course of this assignment, GulfStar may rely upon the opinions of experts (including, but not limited to, independent public accounting firms) with respect to the accuracy or certain data provided by LRA. GulfStar will make no effort to independently verify the accuracy of any expert opinions so relied upon.

     E.  CONFIDENTIALITY

         All non-public information supplied to GulfStar by LRA with respect to the Company will be held in strict confidence, as we understand that much of this information is treated as highly confidential by you and is not normally divulged to outside sources.

Mr. Richard O. Looney
April 24, 1997
Page 4 of 4


     F.  AMENDMENTS

         Both parties agree that this document can be modified or amended only through the written agreement of GulfStar and LRA.

     If the foregoing accurately sets forth your understanding of our agreement, please so indicate by signing, dating and returning one of the enclosed copies of this letter, while retaining the other copy for your records.

     We are delighted to have the opportunity to assist you in this important matter and we look forward to working with you in the successful completion of this assignment.

                                  Sincerely,

                                  THE GULFSTAR GROUP, INC.



                                  By:  /s/ Daryl R. Swarts
                                       -----------------------------------
                                       Daryl R. Swarts
                                       Managing Director


ACCEPTED AND AGREED TO:

LITIGATION RESOURCES OF AMERICA, INC.



By:    /s/ Richard O. Looney
       -----------------------------------
       Richard O. Looney
       President

Date:  April 30, 1997
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